                                                                    Exhibit 12.3
ALCAN ALUMINIUM LIMITED
COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS CANADIAN GAAP
(IN MILLIONS OF US DOLLARS)


                                                                       Q1        Year       Year        Year       Year       Year
                                                                      1999       1998       1997        1996       1995       1994
                                                                      ----       ----       ----        ----       ----       ----

CONSOLIDATED NET INCOME (LOSS) BEFORE
EXTRAORDINARY ITEM                                                      38       399         468         410        543         96
Less:      Equity income of less than 50%
           owned companies                                              (2)      (48)        (33)        (10)        (3)       (34)
Plus:      Dividends received from less than
           50% owned companies                                           0         5           6          11          9         21
Plus:      Minority interest of subsidiaries that
           have fixed charges                                            2        (4)          4           1         (4)         3

Subtotal                                                                42       448         511         432        551        154

Fixed Charges:
Amount representative of interest factor in
 rentals                                                                 4        28          23          27         31         31
Amount representative of interest factor in
 rentals, 50% owned companies                                            0         0           0           0          0          0
Interest expense - net                                                  22        92         101         125        204        219
Interest expense, 50% owned companies                                    0         0           0           0          0          1
Capitalized interest                                                    10        15           2           0          2         16
Capitalized interest, 50% owned companies                                0         0           0           0          0          0

TOTAL FIXED CHARGES                                         [A]         36       135         126         152        237        267

Less:      Capitalized      interest                                    10        15           2           0          2         16
Fixed charges added to income/(loss)                                    26       120         124         152        235        251
Plus:      Amortization of capitalized interest                          4        15          16          20         21         18
Income taxes                                                            34       210         248         212        326        112

EARNINGS BEFORE FIXED CHARGES AND INCOME
 TAXES                                                      [B]        106       793         899         816      1,133        535

Total Fixed Charges                                         [A]         36       135         126         152        237        267
Preference dividends                                                     3        10          10          16         24         21
1 minus tax rate of 40%                                                0.6       0.6         0.6         0.6        0.6        0.6
preference dividends pre tax                                             5        17          17          27         40         35

TOTAL                                                       [C]         41       152         143         179        277        302

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                         {[B]/[C]}     2.59      5.23        6.30        4.57       4.09       1.77